Exhibit 99.1

For Immediate Release

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	Meghan Feeks
Argot Partners
212.600.1902
meghan@argotpartners.com

ENZON REPORTS 1ST QUARTER 2011 RESULTS

--Investments in R&D translating to continued progress with oncology pipeline--

PISCATAWAY, NJ – May 6, 2011 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2011.

For the first quarter of 2011, Enzon reported income from continuing operations of $431 thousand, or $0.01 on a diluted per-share basis, as compared to income from continuing operations of $20.8 million, or $0.29 per diluted share for the first quarter of 2010. First quarter 2011 results included a $5.0 million milestone earned upon the approval of a supplemental Biologic License Application (sBLA) for the manufacture of the active ingredient for Oncaspar. Included in the results of continuing operations for the first quarter of 2010 is revenue of $40.9 million from the sale of in-process research and development associated with Oncaspar and Adagen, two of the specialty products sold.

“We have had a productive start to 2011, as we completed our transformation to an R&D organization and successfully executed our strategy focused on the development of our high-value oncology pipeline,” stated Alex Denner, Chairman of the Board. “Our clinical progress, reflected in the initiation of our Phase I trial for our Androgen Receptor antagonist and the presentation of encouraging data from our portfolio of mRNA antagonists, was complemented by our continued commitment to return value to our shareholders through our share repurchase program.”

First Quarter 2011 and Recent Highlights

  At the 2011 American Association of Cancer Research (AACR) Annual Meeting in April, Enzon presented data from preclinical and clinical studies of four investigational messenger RNA (mRNA) antagonists, demonstrating the compounds’ potential to inhibit key tumor targets that antibodies and small molecules have limited ability to control and access.

  In January, Enzon announced the FDA had accepted its Investigational New Drug (IND) application for its Androgen Receptor (AR) mRNA antagonist. Following this approval, the Company enrolled and treated the first patient in its Phase I trial of the AR antagonist in castration-resistant prostate cancer.

  In April, the Company received notice that the U.S. Food and Drug Administration (FDA) granted firtecan-pegol (EZN-2208) orphan drug designation for the treatment of neuroblastoma. Orphan drug designation provides for marketing exclusivity for that indication in the U.S., an expedited review process, a reduction in associated application fees and certain other benefits.

  During the first quarter of 2011, Enzon repurchased 3.9 million shares of outstanding common stock, totaling $41.5 million. As of April 30, 2011, the Company had purchased a total of 5.7 million shares of outstanding common stock for a cumulative cost of $62.2 million.

Summary of Financial Results

Research and Development
The Company’s pipeline research and development expenses were $10.5 million for the three months ended March 31, 2011, compared to $11.5 million for the three months ended March 31, 2010. The pipeline consists of the following programs: PEG-SN38, Hypoxia-Inducible Factor-1α (HIF-1α), Survivin and AR mRNA antagonists, and additional mRNA antagonists utilizing the LNA technology. The expenses for the first quarter of 2011 included $5.6 million related to the ongoing Phase II and Phase I studies of PEG-SN38 and $4.6 million related to the development of the mRNA antagonists. This compared to $4.2 million and $6.4 million, for PEG-SN38 and mRNA antagonists, respectively, in first quarter 2010.

Revenues
Royalty Revenue
Revenues received from the Company’s royalty products for the three months ended March 31, 2011 were $11.8 million, as compared to $12.9 million for the three months ended March 31, 2010. Royalties on PEGINTRON, marketed by Merck & Co., Inc., continue to comprise the majority of the Company’s royalty revenue and a reported decline in sales of PEGINTRON accounted for essentially all of the decrease in royalty revenue.

Sale of In-process Research and Development (IPR&D)
During the first quarter of 2011, the Company received a $5.0 million milestone payment from the purchaser of the specialty pharmaceutical business resulting from the approval of an sBLA for the manufacture of Oncaspar.

The Company recorded revenue of $40.9 million in the three-month period ended March 31, 2010 related to the sale of in-process research and development.

General and Administrative
General and administrative expenses decreased approximately 49 percent to $5.1 million for the three months ended March 31, 2011, as compared to $9.9 million for the three months ended March 31, 2010. The decrease is due in large part to management’s efforts to contain costs and to reduce the overhead necessary to support the current size and structure of the Company. Also, the first-quarter 2010 expenses included a noncash expense of $2.4 million related to the acceleration of stock expense associated with the sale of the specialty pharmaceutical business and the resignation of the Company’s former CEO. The Company continues to identify and implement efficiencies to reduce ongoing general and administrative expenses. Meanwhile, the effects of the fourth-quarter 2010 restructuring and the first-quarter 2011 consolidation of facilities at the Company’s Piscataway location are expected to generate further savings over the remainder of 2011.

Contracted Services
As part of the specialty pharmaceutical sale, Enzon agreed to continue to assist in the development of the next-generation Adagen and Oncaspar programs on a contracted basis. In addition, Enzon agreed to perform ongoing general, administrative, and selling services as requested by the purchaser. The transition service agreement supporting these activities provides for Enzon to be reimbursed at a cost plus an additional mark-up for all expenses incurred. The level of these activities has diminished substantially over the period subsequent to the sale of the specialty pharmaceutical business and should decline significantly from 2010 levels throughout the remainder of 2011.

Restructuring Charges
During the first quarter of 2011, the Company completed the planned relocation of its corporate offices from Bridgewater, New Jersey to Piscataway, New Jersey. As a result of having vacated the excess office space in Bridgewater, the Company incurred a charge during the first quarter of 2011 in the amount of approximately $0.4 million. This amount represents the excess of committed lease costs over potential sublease income. The Company recognized $9.9 million related to separation benefits in the first quarter of 2010. These expenses related to a workforce reduction involving 64 employees, primarily associated with the sale of the specialty pharmaceutical business and separation costs associated with the resignation of the Company’s then CEO.

Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $418.9 million as of March 31, 2011, as compared to $460.1 million as of December 31, 2010. During the first quarter of 2011, the Company expended approximately $41.5 million to purchase 3.9 million shares of its outstanding common stock. Since the inception of a $200 million share repurchase program in December 2010, the Company has purchased a total of 5.7 million shares of its outstanding common stock for a cumulative cost of $62.2 million through April 30, 2011.

Adjusted Financial Results
For the three months ended March 31, 2011, Enzon reported an adjusted loss from continuing operations of $4.2 million, or $(0.07) per diluted share, as compared to an adjusted loss from continuing operations of $10.3 million, or $(0.20) per diluted share, for the three months ended March 31, 2010.

Reconciliation of GAAP income from continuing operations to adjusted loss from continuing operations
The following table reconciles the Company’s income and income per diluted share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted loss and loss per diluted share from continuing operations for the three months ended March 31, 2011 and 2010:

	Three Months Ended 3/31/11		Three Months Ended 3/31/10
	(In thousands, except		(In thousands, except
	per-share data)		per-share data)
		Per diluted		Per diluted
	Income (loss)	share (3)	Income (loss)	share (3)

GAAP income from continuing
operations	$ 431	$0.01	$20,754	$0.29
Sale of in-process research and
development associated with
the specialty pharmaceutical
business(1)	(5,000)	-	(40,900)	-
Restructuring charge(2)	359	-	9,889	-
Adjusted loss from continuing
operations (4)	($4,210)	($0.07)	($10,257)	($0.20)

(1)	Adjusted financial results exclude the sale of in-process research and development associated with the sale of the Company’s specialty pharmaceutical business and the subsequent milestone payment.

(2)

Adjusted financial results exclude restructuring charges associated with: on-going lease commitments for vacated corporate offices and severance associated with termination of employees involved with the Company’s specialty pharmaceutical business and certain general and administrative functions including the resignation of the former CEO.

(3)

The diluted earnings per share computations involve inclusion of dilutive shares in the denominator and other adjustments to reflect an assumed conversion of notes payable. Such factors are not included in the computation of diluted loss per share. A per-share computation of the individual reconciling items in this display is not meaningful as a result of the two different bases of computation of the other elements.

(4)

Adjusted loss and adjusted loss per diluted share from continuing operations, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per diluted share reflecting adjustments for certain items that the Company deems to affect comparability between periods.

About Enzon
Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for cancer patients with high unmet medical needs. Enzon’s drug-development programs utilize two platforms - Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel LNA targets in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company’s website at www.enzon.com.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates, the ability to obtain regulatory approval of Enzon’s product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of and demand for Enzon’s product candidates, and the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s most recent Annual Report on Form 10-K for the year ended December 31, 2010 . These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended March 31, 2011 and 2010
(In thousands, except per-share amounts)
(Unaudited)

	Three months ended
	March 31,

	2011	2010

Revenues:
Royalties	$11,762	$12,901
Sale of in-process research and development	5,000	40,900
Contract research and development	1,094	2,609
Miscellaneous income	166	1,843
Total revenues	18,022	58,253

Operating expenses:
Research and development – pipeline	10,548	11,515
Research and development – specialty and contracted services	647	3,059
General and administrative	5,086	9,932
General and administrative – contracted services	58	1,400
Restructuring charge	359	9,889
Total operating expenses	16,698	35,795

Operating income	1,324	22,458

Other income (expense):
Investment income, net	459	971
Interest expense	(1,480)	(2,676)
Other, net	128	1
Total other income (expense)	(893)	(1,704)

Income from continuing operations before income tax provision	431	20,754

Income tax provision	-	-

Income from continuing operations	431	20,754

Income and gain from discontinued operations, net of income tax	-	179, 053
Net income	$431	$199,807

Earnings per common share - continuing operations
Basic	$0.01	$0.40
Diluted	$0.01	$0.29
Earnings per common share – discontinued operations
Basic	$-	$3.42
Diluted	$-	$2.41
Earnings per common share – net income
Basic	$0.01	$3.82
Diluted	$0.01	$2.70

Weighted-average shares - basic	58,002	52,284
Weighted-average shares - diluted	58,736	74,242

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2011 and December 31, 2010
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and short-term investments	$405,522	$428,700
Other current assets	4,589	5,916
Total current assets	410,111	434,616

Property and equipment, net	20,223	21,574
Other assets:
Marketable securities	13,334	31,394
Other assets	1,175	1,273
Total other assets	14,509	32,667
Total assets	$444,843	$488,857

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$14,529	$18,387
Total current liabilities	14,529	18,387

Notes payable	134,499	134,499
Other liabilities	4,355	4,114
Total liabilities	153,383	157,000

Stockholders’ equity	291,460	331,857
Total liabilities and stockholders’ equity	$444,843	$488,857

Common shares outstanding	55,053	58,818